EXHIBIT 6

                              CONSENT OF TRUSTEE

  Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939, and in connection with the proposed issue of Pegasus Communications Corporation, Debt Securities, First Union National Bank, hereby consents that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

                                                    FIRST UNION NATIONAL BANK

                                                    By: /s/ MICHELLE MENA
                                                        Michelle Mena
                                                        Officer

New York, New York
October 20, 2000